Exhibit 10.20

April 12, 2005

Ken Hooper
La Mesa Partners, L. C.
6200 Virginia Parkway, Suite 200
McKinney, Texas 75071

Gentlemen:

    This letter, when accepted by you as hereinafter provided, shall constitute the entire and complete agreement between La Mesa Partners, LC of McKinney, Texas, (“Farmor”) and Affiliated Holdings, Inc., of Houston, Texas, (“Farmee”) with regard to certain drilling operations to be performed by Farmee and the assignment by Farmor to Farmee of certain oil and gas leasehold rights of the Hartford Prospect in Ohio Co., Kentucky, as hereinafter set forth:

    TITLE. Farmor represents but does not warrant that it is the owner and holder of a working interest in that certain Oil and Gas Lease, whether one or more, described on Exhibit “A” (“Subject Lease”) covering the lands embraced by the Subject Lease (“Subject Lands”). Farmor shall make available to Farmee a copy of the Subject Lease and any other title data with respect thereto currently maintained in the files of Farmor, but there will be no obligation on the part of Farmor to furnish Farmee with any additional title data or title curative materials with respect to the Subject Lease. Farmee shall satisfy itself as to title to the Subject Lease but shall furnish Farmor, free of cost, copies of any title opinions acquired by Farmee in connection with the Subject Lands or any well drilled pursuant to this agreement.

    INITIAL TEST WELL. On or before July 15, 2005 (approximately 90) days from the date of this agreement, Farmee shall commence the actual drilling of a test well (hereinafter referred to as the “Initial Test Well”) for oil and or gas at a legal location on the Subject Lands or lands pooled therewith, and Farmee shall thereafter prosecute the drilling of the Initial Test Well with due diligence and dispatch in a good workmanlike manner, at Farmee’s sole cost, risk and expense, to a depth of two thousand and seven hundred feet (2,700’) or a depth sufficient to adequately test the base of the New Albany Shale Formation, whichever is the lesser depth, and shall complete the Initial Test Well as a producer of oil and/or gas in paying quantities or properly plug and abandon such well as a dry hole at its sole cost, risk and expense. Failure to timely commence and drill the Initial Test Well shall be an ipso facto termination of this agreement in its entirety unless Farmor grants a written extension whereby allowing additional time for such operations.

    FARMOR AND FARMEE EACH AGREE THAT FARMEE MUST TIMELY DRILL THE INITIAL TEST WELL IN ORDER TO BE ENTITLED TO EARN ANY RIGHTS FROM FARMOR AS FURTHER SET FORTH IN THIS AGREEMENT.

    SUBSTITUTE WELL.  In the event that during the course of the drilling of any Test Well, Farmee shall encounter loss of hole, excessive water flow or any other conditions that render further drilling of such well impractical with the use of ordinary rotary drilling methods, Farmee shall have the right to commence, on or before the expiration of thirty (30) days next succeeding abandonment of operations upon such well, actual drilling of a substitute well at a location authorized for the well it is sought to replace under the previous terms of this Farmout Agreement. If such substitute well shall be so commenced and drilled in accordance with the applicable terms and provisions hereof respecting such well, then the substitute well shall be deemed for all purposes of this agreement to constitute such well for which it is a substitute and to have been timely commenced and drilled in accordance with the terms and provisions hereof respecting the same.

    RIGHTS EARNED. In the event Farmee shall have timely commenced, drilled and completed the Initial Test Well as a producer of oil and/or gas in paying quantities or properly plugged and abandoned same as a dry hole, and otherwise observed and complied with all of the terms and provisions of this agreement, then Farmor, following written request from Farmee, shall prepare, execute and deliver to Farmee, without express or implied warranty of title, an assignment of its entire aforesaid interest in and to the Subject Lease, INSOFAR AND ONLY INSOFAR AS the Subject Lease may be included within the drilling, spacing or production or proration unit assigned to the Initial Test Well subject, however, to the reservations by Farmor as hereinafter specified. Said assignment shall be made subject to the terms of this Farmout Agreement, and shall further reserve unto Farmor any right needed for the enjoyment of any other right or privilege reserved or expected.

    If Farmee has earned an the assignment discussed above (“Assignment”), it shall also be entitled to a one-time election to purchase from Farmor the balance of the Subject Lands not covered by the Assignment (“Additional Interest”) for a purchase price (“Purchase Price”) of twenty dollars ($20.00 ) per net mineral acre. Farmee must make its election to purchase the Additional Interest in writing within forty-five (45) days of release of the last rig used (drilling or completion). If Farmee elects to purchase the Additional Interest, concurrent to receipt of the above specified payment Farmor will execute and deliver to Farmee an assignment of all its interest in the Additional Interest subject to the reservations stated herein.

    PAYMENT. As payment for the Purchase Price, Farmor agrees to a cash payment of one third of the Purchase Price at the time of the one-time election with the balance to be paid in the form of a convertible note, which note will be due twenty-four (24) months from the date of Farmee’s election to purchase the Subject Lands at an annual interest rate of eight percent (8%) and a conversion price which is a twenty-five percent (25%) discount to the closing bid price on the date of the cash payment with a minimum conversion price of $1.00 per share.

    RESERVATIONS. With respect to the rights to be assigned Farmee by Farmor as provided in the RIGHTS EARNED provision herein, Farmor shall reserve unto itself an overriding royalty interest, inclusive of (a) that certain previously created overriding royalty due John Nolan Wesson pursuant to that certain Agreement between Farmor and Nolan Wesson dated September 18, 2001 and attached hereto as Exhibit “B” and (b) any other previously created overriding royalties of record, equal to six percent of eight-eighths (6.00% of 8/8ths) of the market value at the well as produced of all oil, gas, casinghead gas, condensate and related hydrocarbons that are produced, saved and sold, free and clear of all costs of production other than a proportionate part of applicable production taxes, under the terms and provisions of the Subject Leases attributable to the Subject Lands to the extent the same are covered by such assignment, and the market value of the production sold at the well shall be deemed to be the gross proceeds of the sale.

    PROPORTIONATE REDUCTION. In the event the Subject Lease shall cover less than the full fee simple estate in the oil, gas, condensate, casinghead gas and related hydrocarbons located under the Subject Lands, and/or in the event that Farmor owns less than a one hundred percent (100%) working interest in the Subject Lease as to formations underlying the Subject Lands, and/or in the event the Subject Lease comprises less than one hundred percent of the entire proration unit assigned to any Test Well or Initial Well, then the overriding royalty interest reserved by Assignor herein shall be reduced accordingly.

    LIABILITY. The entire cost, risk and expense of all operations performed by Farmee pursuant to this agreement shall be borne solely by Farmee, and Farmee shall hold Farmor harmless from any and all claims, demands, liabilities or obligations of any kind or character resulting from, relating to or arising in any manner from such operations (including, but not limited to attorney’s fees and expenses of litigation and settlement incurred by Farmor in defending any such claims or demands Farmor may have against Farmee by reason of Farmee’s breach of its undertakings hereunder), Farmee shall not permit any liens of any kind or character to be filed or asserted against the Subject Lease or the Subject Lands by any party whatsoever arising in any manner out of operations performed by Farmee pursuant to this agreement, and Farmee, in conducting the operations herein specified, shall observe and comply with all of the terms and provisions of the Subject Lease, and shall restore the surface of the Subject Lands as near as practicable to its condition prior to the commencement of such operations. Additionally, Farmee shall carry adequate insurance acceptable to Farmor for operations performed by Farmee pursuant to this agreement and upon request of Farmor, Farmee shall furnish to Farmor a valid certificate evidencing such insurance coverage.

    ABANDONMENT OF WELLS. If at any time prior to any such assignment earned therefore as provided for herein, Farmee desires to plug and abandon any Test Well, at least forty-eight (48) hours prior to the plugging and abandonment of such well, Farmee shall notify Farmor of its intent to plug and abandon such well, and Farmor shall have the right, within forty-eight (48) hours after receipt of Farmee’s notice of its intent to plug and abandon, to take over such well for additional testing any method, or for deepening, with Farmor being solely responsible for all costs and expenses incurred in connection therewith, including standby rig time, if required. In the event such well shall be taken over by Farmor for such purposes and such work results in a completion attempt wherein such well shall be completed as a producer of oil and/or gas, all of Farmee’s rights in such well and in any related equipment, and in the right to earn an assignment hereunder shall be extinguished and forfeited; provided, however, that Farmor agrees to pay Farmee the reasonable value of any salvageable material in the hole which Farmee has contributed. In the event the completion attempt results in a dry hole, Farmor shall plug and abandon such well at its sole cost and expense, and Farmee’s rights hereunder shall remain in full force and effect. Further, in the event Farmor shall take over such well for such purpose but no completion attempt is made, then Farmee agrees, upon receipt of notice for Farmor that no completion attempt will be made, to plug and abandon such well at Farmee’s sole cost, risk and expense, except for normal plugging and abandoning costs caused by such operations of Farmor and , in such case, the amount in excess of the normal costs shall be borne by Farmor, and Farmee’s rights hereunder shall remain in full force and effect.

    SURRENDER OF INTEREST. If at any time after any such assignment as provided for herein has been delivered to Farmee, Farmee desires to discontinue operations and to plug any Test Well and release, surrender or abandon Farmee’s interest earned hereunder by reason of the drilling and completion of the same, Farmee shall notify Farmor in writing and concurrently furnish Farmor with an electrical log acceptable to Farmor, and Farmor shall have thirty (30) days after receipt of such notice within which Farmor my inspect and test such well and notify Farmee whether Farmor desires to take over the interest previously earned therefore by Farmee, and if Farmor elects to take over such interest Farmee shall, within ten (10) days after receipt of written notice from Farmor of such election, deliver to Farmor an assignment of such interest (free and clear of all burdens not now existing) and of all the personal property and equipment related thereto and, upon receipt of such assignment, Farmor shall pay Farmee for the salvage value of the equipment so assigned. For the purposes hereof “salvage value” shall be deemed to mean the fair market value of salvageable equipment less the reasonable cost of salvaging same.

    RELATIONSHIP OF PARTIES. In conducting all operations contemplated herein. Farmee and Farmor shall act independently of one another, so that no party hereto shall be acting as the other’s agent, employee or partner or as a member of a joint venture with the other, and in connection therewith, this agreement is not intended to create, and nothing herein shall be construed to create, an association, trust, joint venture, mining partnership or other partnership or entity of any kind.

    GEOLOGICAL WELL REQUIREMENTS. In connection with the drilling of any Test Well, Farmee shall provide Farmor with all geological, test and engineering data derived from drilling operations of the initial earning well.

    LEASE PAYMENTS. Farmor agrees to make delay rental payments or minimum royalty payments, as applicable, at the times and in the amounts which, in Farmor’s opinion, are necessary to maintain its interest in the Subject Lease in full force and effect; provided, however, that Farmor shall not be liable to Farmee in damage or otherwise for untimely or improper payment thereof or failure to pay same through inadvertence, mistake, clerical error or over sight, Farmee shall, upon receiving an invoice from Farmor for any payments so made, promptly reimburse Farmor for Farmee’s proportionate share of such payments, which shall be calculated as the proportion that Farmee’s assigned interest in the Subject Lease (without reduction for any depth limitation) bears to Farmor’s interest in the Subject Lease prior to such assignment.

    APPROVALS. If the approval of any governmental or tribal agency shall be required with respect to any assignments specified herein, Farmor and Farmee agree to cooperate in obtaining said approval and, if necessary, this agreement shall be amended to conform with the requirements which may be imposed; provided, however, that none of said requirements, if any, shall change the substantive relationship of Farmor and Farmee or in any way change their respective rights to receive production from or attributable to the Subject Lands covered by the Subject Lease.

    RIGHT TO ASSIGN. Time is of the essence hereof, and this agreement shall be binding upon the parties hereto and shall extend to and be binding upon their respective successors and assigns; provided, however, that his agreement shall not be assigned by Farmee in whole or part to any person, firm or corporation without the prior written consent of Farmor which is not to be unreasonably withheld. However, notwithstanding any assignment by Farmee with the prior written consent of Farmor, the assignment shall not be or become effective until Farmor shall not have been furnished with a duly executed copy thereof. Farmor shall have the right to make the herein specified assignments solely to Farmee, and any assignees under any such assignment shall look solely to Farmee for any assignment of oil and gas leasehold rights that may be due them by reason of Farmee’s assignment to them of an interest in this agreement. Any assignment by Farmee shall be subject to the terms and conditions of this Agreement, to which the Assignee thereon shall specifically agree to be bound.

    NOTICES. Except as otherwise specifically provided for herein, the notices specified herein shall be in writing and will be deemed to have been received when personally delivered or when deposited in the United States mail (postage prepaid) to the appropriate party at the address set forth below or at the address such party shall theretofore have designated by written notice to the notifying party:

La Mesa Partners, Inc.    Affiliated Holdings, Inc,
6200 Virginia Parkway  1117 Herkimer Street
Suite 200 Suite 110
McKinney, Texas 75071   Houston, Texas 77008
OFFICE: 800-709-5650   OFFICE: (713) 802-2944
FAX: 972-542-3170    FAX:  (713) 868-0085

    ACCEPTANCE. If the foregoing correctly sets out your understanding or our agreement, please evidence your acceptance by returning within seven (7) days from the date hereof, one copy of this letter fully executed in the space provided below. Our failure to receive an accepted copy within fifteen (15) days gives us the option of canceling this agreement, or granting you additional time within which to accept it.

Very truly yours,

La Mesa Partners, Inc.

BY:  _______________________

TITLE: _______________________

AGREED AND ACCEPTED

This ________ day of April, 2005.

Affiliated Holdings, Inc.

BY:  _______________________

TITLE: _______________________